As Filed with the Securities and Exchange Commission on May 10, 2004
                                                    Registration No. 333-111276
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               Convera Corporation
             (Exact name of registrant as specified in its charter)

        Delaware                                    54-1987541
(State or other jurisdiction            (I.R.S. Employer Identification No.)
 of incorporation or organization)


                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                -------------------------------------------------

                                Patrick C. Condo
                      President and Chief Executive Officer
                               Convera Corporation
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                -------------------------------------------------

                                    Copy to:
                             Stephen M. Davis, Esq.
                       Heller Ehrman White & McAuliffe LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 832-8300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.|_|

===================================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
     Title of Each Class of         Amount to be     Proposed Maximum        Proposed Maximum                 Amount of
   Securities to be Registered       Registered     Offering Price Per          Aggregate                 Registration Fee
                                                          Share               Offering Price
---------------------------------- --------------- --------------------- ------------------------- --------------------------------
---------------------------------- --------------- --------------------- ------------------------- --------------------------------

          Common Stock             4,714,111 (1)        $3.70 (1)            $17,442,211 (1)                 $1,412 (2)

                                     84,744 (3)         $3.73 (3)              $316,095 (3)                    $41 (2)
---------------------------------- --------------- --------------------- ------------------------- --------------------------------


(1) A total of 4,714,111 shares were included in the Form S-3 filed on December 17, 2003. At such time, the filing fee for such 4,714,111 shares was estimated solely for the purpose of computing the registration fee required pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on December 15, 2003 as reported on the NASDAQ National Market.

(2) $1,412 was previously paid in connection with the filing of the Form S-3 on December 17, 2003; $41 was previously paid in connection with the filing of Amendment No. 1 to Form S-3 on March 17, 2004.

(3) A total of 84,745 shares of common stock were added by the Amendment No. 1 to Form S-3 to the total number of shares being registered hereby. The filling fee for these 84,745 additional shares was estimated solely for the purpose of computing the registration fee required pursuant to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on March 15, 2004 as reported on the NASDAQ National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registraiton statment filed with thie Securities and Exchange Commision is effective. This prosectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION DATED MAY 10, 2004

PRELIMINARY PROSPECTUS



                        4,798,855 Shares of Common Stock
                                 par value $0.01

                               Convera Corporation

                              ---------------------

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the "shelf" registration process. The selling stockholders listed on pages 9 to 12 may offer and resell up to an aggregate of 4,798,855 shares of our common stock under this prospectus from time to time.

We will not receive any of the proceeds from the offer and sale of the shares. We will bear the costs relating to the registration of these shares.

Our common stock currently trades on the NASDAQ National Market under the symbol "CNVR".

See "Risk Factors" beginning on page 2 to read about risks that you should consider before buying shares of our common stock.

The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. Commissions, discounts, or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is [_______], 2004

                                TABLE OF CONTENTS

SUMMARY....................................................................1

RISK FACTORS................................................................3

WHERE YOU CAN FIND MORE INFORMATION.........................................9

FORWARD LOOKING STATEMENTS.................................................10

USE OF PROCEEDS............................................................10

SELLING STOCKHOLDERS.......................................................11

Plan of Distribution.......................................................14

LEGAL MATTERS..............................................................16

EXPERTS....................................................................16


You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, nor an offer or solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus at a later date.

                                     SUMMARY

This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

BUSINESS

We design, develop, market, implement and support enterprise search, retrieval and categorization solutions to power a broad range of mission critical applications including enterprise portals, knowledge management, intelligence gathering, profiling, corporate policy compliance, regulatory compliance, customer service and more. We believe our RetrievalWare(R) solutions offer customers a way to maximize their return on investment in vast stores of unstructured information by providing highly scalable, fast, accurate and secure search across more than 200 forms of text, video, image and audio information, in more than 45 languages. We also offer professional implementation services to ensure our products integrate seamlessly into customer environments, as well as training, consulting and maintenance services to facilitate full implementation and optimal use of our technologies.

We maintain an extensive portfolio of patented and proprietary technologies. Our core technologies include: advanced computational linguistics and semantic networking that leverage lexical knowledge using built-in knowledge bases to search not only for specific word meanings, but also for related terms and concepts; Adaptive Pattern Recognition Processing that identifies patterns in digital data, providing the capability to build content-based analysis and retrieval applications for any type of digital information; and intelligent real-time video analysis that detects scene changes as they occur. In combination, these core technologies form the foundation on which we build our products.

We are a Delaware corporation, and we were established through the combination of the former Excalibur Technologies Corporation and Intel Corporation's Interactive Media Services division on December 21, 2000. Our principal corporate offices are located at 1921 Gallows Road, Suite 200, Vienna, Virgina 22182. Our telephone number at that address is: (703) 761-3700. Our Internet address on the world wide web is www.convera.com.

RECENT DEVELOPMENTS

         Effective May 3, 2004, John Polchin became our new Chief Financial Officer, replacing Christopher Mann, who had resigned on December 15, 2003. Mr. Polchin was most recently Vice President, Chief Financial Officer and Treasurer of InteliData Technologies Corporation, a publicly traded provider of online banking software solutions. He previously held Chief Financial Officer positions at Orblynx, Incorporated, a global Internet infrastructure company, and e.spire Communications, a publicly traded CLEC (competitive local exchange carrier). Mr. Polchin's background also includes the positions of Vice President of Finance, Corporate Controller and Treasurer for other technology and service companies. In addition to his duties as Chief Financial Officer, Mr. Polchin will also oversee the company's human resource and corporate administrative functions.

         Effective May 7, 2004, Steven M. Samowich became our new Chief Operating Officer, replacing James Buchanan who resigned January 31, 2004. Mr. Samowich recently served as Vice President of the Government Business Unit at OpenText Corporation in Waterloo, Ontario. He also held the position of President, CEO and member of the Board of Directors at Infodata Systems, a NASDAQ listed information technology professional services and systems integration firm in Fairfax, Virginia. Earlier in his career, Mr. Samowich also served as Corporate Vice President and Division General Manager at Simplex Time Recorder in Gardner, Massachusetts, and as Vice President and General Manager of North America at Visix Software in Reston, Virginia.

         On November 1, 2001, DSMC, Incorporated filed a complaint against us in the U.S. District Court for the District of Columbia in which it alleged that we misappropriated DSMC's trade secrets, engaged in civil conspiracy with the NGT Library, Inc., an affiliate of the National Geographic Society, to obtain access to DSMC's trade secrets, and was unjustly enriched by the alleged access to and use of such trade secrets. In its complaint, DSMC seeks $5 million in actual damages and $10 million in punitive damages from us. DSMC subsequently amended its complaint to add copyright infringement-related claims. NGT Library intervened in the litigation as a co-defendant with us and filed counterclaims against DSMC. We moved to compel arbitration of DSMC's claims; the District Court denied the motion, and we filed an interlocutory appeal. The D.C. Circuit, in November 2003, ruled that it did not have jurisdiction to consider the appeal. The litigation is now in the discovery phase in the District Court. We continue to investigate the allegations and at this time believe that they are without merit.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following known risk factors which describe all of the risks and uncertainties which we consider material in connection with this offering, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the securities offered by this prospectus. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.


         WE HAVE HAD A HISTORY OF OPERATING LOSSES AND MAY INCUR FUTURE LOSSES; IF WE ARE UNABLE TO ACHIEVE PROFITABILITY OUR STOCK PRICE WILL LIKELY SUFFER AND STEPS WHICH WE MAY TAKE TO REDUCE OUR EXPENDITURES OR PRESERVE OUR EXISTING FUNDS COULD HARM OUR SALES AND FINANCIAL RESULTS

We believe that our future profitability will depend on our ability to effectively market existing and newly developed software products through a balanced multi-channel distribution network. We cannot assure that our costs to develop, introduce and promote enhanced or new products will not exceed our expectations, or that these products will generate revenues sufficient to offset these expenses. We have operated at a loss for each of the past three fiscal years. For the fiscal years ended January 31, 2004, 2003 and 2002, our net losses were approximately $18.1 million, $29.1 million and $910.5 million, respectively. These losses include our expenditures associated with selling software products and further developing software products during these years. We plan to continue to invest in these programs and, accordingly, we cannot assure that our operating losses will not continue in the future.

Continued losses could reduce our liquidity and negatively affect our stock price. As of January 31, 2004, our balances of cash, cash equivalents and short-term investments were approximately $30.6 million. We believe our current balance of cash, cash equivalents and short-term investments, combined with any funds generated from our operations will be sufficient to fund our operations for at least the next twelve months based upon our estimates of funds required to operate our business during such period. However, if, at any point, due to continued losses, we cease to have sufficient funds to continue our operations, we would need to decrease our expenditures (although at this point we cannot accurately predict the amount of that decrease). As a result of any decrease in expenditures, we may need to terminate employees, curtail research and development programs and take other steps to reduce the amount of funds we expend in our operations. This could have a negative effect on our ability to develop product improvements or new products that will achieve market acceptance. This could in turn, have a negative impact on our sales and financial results.

         WE EXPERIENCE QUARTERLY FLUCTUATIONS IN OUR OPERATING RESULTS, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICES; FOR EXAMPLE, OUR TOTAL REVENUES IN THE THIRD QUARTER OF FISCAL YEAR 2004 WERE $8.7 MILLION, BUT OUR TOTAL REVENUES IN THE FOURTH QUARTER OF FISCAL YEAR 2004 WERE $6.0 MILLION, AND THE PRICE PER SHARE OF OUR COMMON STOCK DURING THOSE TWO QUARTERS RANGED FROM $3.16 TO $5.72

Our quarterly operating results have varied substantially in the past and are likely to continue to vary substantially from quarter to quarter in the future, due to a variety of factors including the following:

          o the downturn in capital spending by customers as a result of the current economic slowdown;

          o    the delay or deferral of customer implementations;

          o    the budget cycles of our customers;

          o    seasonality of individual customer buying patterns;

          o    an increase in competition in the software industry;

          o    the size and timing of individual transactions;

          o    the   timing  of  new   software   introductions   and   software
               enhancements by us and our competitors;

          o    changes in operating expenses and personnel;

          o changes in accounting principles, such as a requirement that stock options be included in compensation, as is currently being considered by Congress and, which, if adopted, would increase our compensation expense and have a negative effect on earnings;

          o    the overall trend towards industry consolidation; and

          o    changes in general  economic  and  geo-political  conditions  and
               specific  economic   conditions  in  the  computer  and  software
               industries.


In particular, our period-to-period operating results have historically been significantly dependent upon the timing of the closing of significant license agreements. Because purchasing our products often requires significant capital investment, our customers may defer or decide not to make their purchases. This means sales can involve long sales cycles of six months or more. We derive a significant portion of our revenues from sales to agencies of the U.S. Government, and, therefore, the budget cycle of the U.S. Government impacts our total revenues. In certain financial quarters, we have derived a significant portion of our revenues from a single customer. For example, revenues derived from one customer accounted for approximately 39% of the Company's total revenues for the third quarter of fiscal year 2004. We have generally recorded a significant portion of our total quarterly license revenues in the third month of a quarter, with a concentration of these revenues occurring in the last half of that third month. This is in part because customers tend to make significant capital expenditures at the end of a fiscal quarter. We expect these revenue patterns to continue. Despite these uncertainties in our revenue patterns, we base our operating expenses upon anticipated revenue levels, and we incur them on an approximately ratable basis throughout a quarter. As a result, if expected revenues are deferred or otherwise not realized in a quarter for any reason, our business, operating results and financial condition would be materially adversely affected.

In addition, steps which we have taken or may take in the future to control operating expenses may hamper our development, sales and marketing efforts and, ultimately, our operating results. For instance, we aligned our resources through a number of reorganizations during fiscal year 2002 through 2004 to attempt to capitalize on markets that have been consistently successful for us. These reorganizations were intended to streamline our professional services, customer support and sales organizations by reducing the number of our employees to improve the productivity of each of those organizations as well as by reducing management personnel and other overhead costs in our marketing, development and administrative organizations. However, the loss of key personnel in such restructurings and any severance and other costs incurred in such restructurings could negatively affect our quarterly operating results and adversely affect our stock price.

         WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM SALES TO U.S. GOVERNMENT AGENCIES (FOR EXAMPLE, FOR THE YEAR ENDED JANUARY 31, 2004, TOTAL REVENUES DERIVED FROM SALES TO AGENCIES OF THE U.S. GOVERNMENT REPRESENTED APPROXIMATELY 52% OF OUR TOTAL REVENUES); U.S. GOVERNMENT AGENCIES ARE SUBJECT TO BUDGET CUTS AND, CONSEQUENTLY, WE MAY LOSE REVENUES UPON WHICH WE HAVE HISTORICALLY RELIED, AND A CHANGE IN THE SIZE AND TIMING OF OUR U.S. GOVERNMENT CONTRACTS MAY MATERIALLY AFFECT OUR OPERATING RESULTS


For the year ended January 31, 2004, total revenues derived from sales to agencies of the U.S. Government were approximately $15.2 million, representing 52% of total revenues. For the year ended January 31, 2003, revenues derived from sales to agencies of the U.S. Government were approximately $6.4 million, or 27% of total revenues. While the U.S. Government has recently increased spending on defense and homeland security initiatives, many government agencies have had budget freezes or reductions which may adversely impact their purchasing decisions and timing.

We are actively pursuing several opportunities for business with certain U.S. Government agencies. While the nature and timing of these opportunities, as well as the ability to complete business transactions related to these opportunities, is subject to certain risks and uncertainties, successful completion of any of these transactions could have a material impact on our future operating results and financial position. There can be no assurance that we will complete any of these potential transactions.

         WE DEPEND ON INTERNATIONAL SALES, PARTICULARLY IN THE UNITED KINGDOM, GERMANY AND FRANCE (FOR EXAMPLE, FOR THE YEAR ENDED JANUARY 31, 2004, TOTAL REVENUES DERIVED FROM INTERNATIONAL SALES REPRESENTED APPROXIMATELY 25% OF OUR TOTAL REVENUES); ANY ECONOMIC DOWNTURN, CHANGES IN LAWS, CHANGES IN CURRENCY EXCHANGE RATES OR POLITICAL UNREST IN THOSE COUNTRIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

For the year ended January 31, 2004, total revenues derived from international sales were approximately $7.2 million, representing approximately 25% of total revenues. For the year ended January 31, 2003, revenues derived from international sales were approximately $8.3 million, representing approximately 35% of total revenues. Most of our international sales are in the United Kingdom, Germany and France. Our international operations have historically exposed us to longer accounts receivable and payment cycles and fluctuations in currency exchange rates. International sales are made mostly from our foreign subsidiary and are denominated in British pounds or EUROs. As of January 31, 2004, approximately 11% and 20% of our total consolidated accounts receivable were denominated in British pounds or EUROs, respectively. Additionally, our exposure to foreign exchange rate fluctuations arises in part from intercompany accounts in which royalties on our foreign subsidiary's sales are charged to our foreign subsidiary and recorded as intercompany receivables on the books of our U.S. parent company, Convera Corporation. We are also exposed to foreign exchange rate fluctuations as the financial results of our foreign subsidiary are translated into U.S. dollars in consolidation. Since exchange rates vary, those results when translated may vary from expectations and adversely impact overall expected profitability.

Our international operations expose us to a variety of other risks that could seriously impede our financial condition and growth. These risks include the following:

          o    potentially adverse tax consequences;

          o    difficulties  in  complying  with  regulatory   requirements  and
               standards;

          o    trade restrictions and changes in tariffs;

          o    import and export license requirements and restrictions; and

          o uncertainty of the effective protection of our intellectual property rights in certain foreign countries

If any of these risks described above materialize, our international sales could decrease and our foreign operations could suffer.

         WE ARE IN AN EXTREMELY COMPETITIVE MARKET, AND IF WE FAIL TO COMPETE EFFECTIVELY OR RESPOND TO RAPID TECHNOLOGICAL CHANGE, OUR REVENUES AND MARKET SHARE WILL BE ADVERSELY AFFECTED

Our business environment and the computer software industry in general are characterized by intense competition, rapid technological changes, changes in customer requirements and emerging new market segments. Our competitors include many companies that are larger and more established and have substantially more resources than we do. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the markets which we serve. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

In order for our strategy to succeed and to remain competitive, we must leverage our core technology to develop new product offerings, update existing features and add new components to our current products such as support for new datatypes and taxonomies for specific vertical markets. These development efforts are expensive, and we plan to fund these developments with our existing capital resources, and other sources, such as equity issuances and borrowings, which may be available to us. If these developments do not generate substantial revenues, our business and results of operations will be adversely affected. We cannot assure that we will successfully develop any new products, complete them on a timely basis or at all, achieve market acceptance or generate significant revenues with them.

         WE DESIGN OUR PRODUCTS TO WORK WITH CERTAIN SYSTEMS AND CHANGES TO THESE SYSTEMS MAY RENDER OUR PRODUCTS INCOMPATIBLE WITH THESE SYSTEMS, AND WE MAY BE UNABLE TO SELL OUR PRODUCTS

Our ability to sell our products depends on the compatibility of our products with other software and hardware products. These products may change or new products may appear that are incompatible with our products. If we fail to adapt our products to remain compatible with other vendors' software and hardware products or fail to adapt our products as quickly as our competitors, we may be unable to sell our products.

         OUR SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN ERRORS THAT COULD DAMAGE OUR REPUTATION AND DECREASE SALES

Our complex software products may contain errors that people may detect at any point in the products' life cycles. We cannot assure that, despite our testing and quality assurance efforts and similar efforts by current and potential customers, errors will not be found. The discovery of an error may result in loss of or delay in market acceptance and sales.

         WE DEPEND ON PROPRIETARY TECHNOLOGY LICENSED FROM THIRD PARTIES; IF WE LOSE THESE LICENSES, IT COULD DELAY SHIPMENTS OF PRODUCTS INCORPORATING THIS TECHNOLOGY AND COULD BE COSTLY

Our products use some of the technology that we license from third parties, generally on a nonexclusive basis. We believe that there are alternative sources for each of the material components of technology we license from third parties. However, the termination of any of these licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship these products while we seek to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Also, any delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could harm our quarterly results of operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of our products or relating to current or future technologies, we cannot assure that we will be able to do so on commercially reasonable terms or at all.

         BECAUSE OF THE TECHNICAL NATURE OF OUR BUSINESS, OUR INTELLECTUAL PROPERTY IS EXTREMELY IMPORTANT TO OUR BUSINESS, AND ADVERSE CHANGES TO OUR INTELLECTUAL PROPERTY WOULD HARM OUR COMPETITIVE POSITION

We believe that our success depends, in part, on our ability to protect our proprietary rights and technology. Historically, we have relied on a combination of copyright, patents, trademark and trade secret laws, employee confidentiality and invention assignment agreements, distribution and OEM software protection agreements and other methods to safeguard our technology and software products. Risks associated with our intellectual property, include the following:

          o    pending patent applications may not be issued;

          o intellectual property laws may not protect our intellectual property rights;

          o third parties may challenge, invalidate, or circumvent any patent issued to us;

          o rights granted under patents issued to us may not provide competitive advantages to us;

          o unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;

          o others may independently develop similar technology or design around any patents issued to us; and

          o effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.


         WE DEPEND ON OUR KEY PERSONNEL, THE LOSS OF WHOM WOULD ADVERSELY AFFECT OUR BUSINESS, AND WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING SKILLED EMPLOYEES

Our success depends to a significant degree upon the continued contributions of our key management, marketing, technical and operational personnel, especially Patrick C. Condo, our President and Chief Executive Officer. We generally do not utilize employment agreements for our key employees. The loss of the services of one or more key employees could have a material adverse effect on our operating results. We also believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled management, technical, marketing, product development, operational personnel and consultants. Competition for such personnel, particularly software developers, professional service consultants and other technical personnel, is intense, and pay scales in the software industry have significantly increased. There can be no assurance that we will be successful in attracting and retaining such personnel.

         WE MAY NOT BE ABLE TO USE NET OPERATING LOSS CARRYFORWARDS, AND THIS COULD IMPAIR OUR ABILITY TO REDUCE ANY FUTURE TAX LIABILITIES WE MAY INCUR

As of January 31, 2004, we had net operating loss carryforwards of approximately $154 million. The deferred tax assets representing the benefits of these carryforwards have been offset completely by a valuation allowance due to our lack of an earnings history. The realization of the benefits of these carryforwards depends on sufficient taxable income in future years. Lack of future earnings could adversely affect our ability to utilize these carryforwards. Additionally, past or future changes in our ownership and control could limit the ability to utilize these carryforwards. Despite the carryforwards, we may have income tax liability in future years due to the application of the alternative minimum tax rules of the United States Internal Revenue Code.

         AS OF JANUARY 31, 2004, OUR BALANCES OF CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS WERE APPROXIMATELY $30.6 MILLION. WHILE WE BELIEVE WE WILL HAVE SUFFICIENT FUNDS FOR OUR OPERATIONS FOR AT LEAST THE NEXT TWELVE MONTHS, IT IS POSSIBLE THAT WE WILL NEED ADDITIONAL CAPITAL DURING OR AFTER THAT TIME. THE COMPANY MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS, OR AT ALL, AND IF WE DO NOT RECEIVE ANY NECESSARY ADDITIONAL CAPITAL, IT COULD HARM OUR FINANCIAL CONDITION AND FUTURE PROSPECTS

As of January 31, 2004, our balances of cash, cash equivalents and short-term investments were approximately $30.6 million. We believe our current balance of cash, cash equivalents and short-term investments, combined with any funds generated from our operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next twelve months based upon our estimates of funds required to operate our business during such period. However, during or after that time, we may need to raise additional funds for the following purposes:

          o to fund our operations, including, sales, marketing and research and development programs;

          o    to fund any growth we experience;

          o to enhance and/or expand the range of products and services we offer; for example, we may upgrade our existing products or develop new products, and we may expand our training and other customer services for our products;

          o    to increase our promotional and marketing activities; or

          o    to   respond   to   competitive    pressures   and/or   perceived
               opportunities, such as investment, acquisition and international expansion activities.

We cannot assure that if we need any additional capital that it will be available, and if so, on terms beneficial to us. Historically, we have obtained external financing entirely from sales of our common stock. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. If we are unable to obtain additional capital, we may then might attempt to preserve our available resources by various methods including deferring the creation or satisfaction of commitments, reducing expenditures on our sales and marketing efforts and research and development programs or otherwise scaling back our operations. If we were unable to raise such additional capital or reduce certain costs as described above, that inability would have an adverse effect on our financial position, results of operations and prospects.


     OUR STOCK PRICE MAY FLUCTUATE WHICH MAY MAKE IT DIFFICULT TO RESELL SHARES OF OUR STOCK

The market price of our common stock has been highly volatile. For example, in the fourth quarter of fiscal year 2004, the market price per share of our common stock ranged from $3.16 to $5.72. This volatility may adversely effect the price of our common stock, and our stockholders may not be able to resell their shares of common stock following periods of volatility because of the market's adverse reaction to this volatility. We anticipate that this volatility, which frequently affects the stock of software companies, will continue. Factors that could cause such volatility include:

          o    future announcements concerning us or our competitors;

          o    quarterly variations in our operating results;

          o actual or anticipated announcements of technical innovations or new product developments by us or our competitors;

          o    general conditions in our industry;

          o    proprietary or other litigation; and

          o    worldwide economic and financial conditions.

On occasion, the equity markets, and in particular the markets for software companies, have experienced significant price and volume fluctuations. These fluctuations have affected the market price for many companies' securities even though the fluctuations are often unrelated to the companies' operating performance.

         OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAWS, OWNERSHIP AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A THIRD PARTY FROM ACQUIRING US AND CONSEQUENTLY DECREASE THE MARKET VALUE OF AN INVESTMENT IN OUR STOCK

Some provisions of our amended and restated certificate of incorporation and bylaws and of Delaware law could delay or prevent a change of control or changes in our management that a stockholder might consider favorable. Any delay or prevention of a change of control or change in management could cause the market price of our common stock to decline.

     ALLEN HOLDING INC. AND RELATED PARTIES EXERCISE VOTING CONTROL OF US, AND OUR OTHER SHAREHOLDERS WILL NOT HAVE AN EFFECTIVE SAY IN ANY MATTERS UPON WHICH OUR SHAREHOLDERS VOTE

     Allen Holding Inc., together with Allen & Company Incorporated, Herbert A. Allen and certain related parties, beneficially owns more than 50% of our voting power, and would therefore be able to control the outcome of matters requiring a stockholder vote. These matters could include offers to acquire us and elections of directors. Allen Holding, Inc., Mr. Allen and Allen & Company may have interests which are different than the interests of our other stockholders.

                       WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference room. Our Securities and Exchange Commission filings are also available at the Securities and Exchange Commission's Web site at "http://www.sec.gov." In addition, you can read and copy our Securities and Exchange Commission filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The Securities and Exchange Commission allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

1.   Our Annual Report on Form 10-K for the year ended January 31, 2004;

2. Our Current Report on Form 8-K dated January 31, 2004, as filed on February 9, 2004;

3. Our Current Report on Form 8-K dated March 10, 2004, as filed on March 11, 2004;

4.   Our Current  Report on Form 8-K dated May 3, 2004, as filed on May 5, 2004;
     and

5. The description of our common stock set forth in our Registration Statement on Form 8-A, filed on November 21, 2000.

We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                               Convera Corporation
                       Attention: Chief Financial Officer
                          1921 Gallows Road, Suite 200
                             Vienna, Virginia 22182
                                 (703) 761-3700



                           FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. These statements relate to future events or our future financial performance. We have identified forward looking statements in this prospectus using words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. We based these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. These risks, uncertainties, assumptions and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered and sold pursuant to this prospectus.

The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts and any other compensation to any securities broker dealers through whom they sell any of the shares.

                              SELLING STOCKHOLDERS

The following table sets forth the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of February 1, 2004, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholders then, unless otherwise noted in the footnotes to the table below, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

We are registering all of the shares of common stock offered for sale pursuant to this prospectus as required by certain registration rights obligations.

In the following table, we have calculated shares of common stock beneficially owned based upon the number of shares of common stock outstanding on February 1, 2004, together with options that are exercisable within 60 days of February 1, 2004 for each selling stockholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders, based upon statements filed with the Securities and Exchange Commission or based upon our actual knowledge.

Except as noted in the footnotes to the table below, within the past three years, none of the selling stockholders have held any position or office with us or any of our affiliates or entered into a material relationship with us or any of our affiliates.

                                                           Number of Shares
                                                          Beneficially Owned
                                                          Before the Offering     Number of Shares Offered
Name                                                                                       Hereby
-------------------------------------------------------------------                        ------
T. Rowe Price New Horizons Fund, Inc. (1)(2)(12)               1,500,000                   800,000
New York City Deferred Compensation Plan (2)(12)                54,700                     30,000
TCS Capital International III, Ltd. (3)(12)                     103,771                    103,771
TCS Capital International, Ltd (3)(12)                          367,696                    367,696
TCS Capital II, LP (3)(12)                                      163,927                    163,927
TCS Capital, LP (3)(12)                                         59,050                     59,050
Delaware Select Growth Fund, a series of Voyageur               795,100                    795,100
Mutual Funds III (4)(12)
Delaware VIP Select Growth Series, a series of                  31,900                     31,900
Delaware VIP Trust (4)(12)
The All-Cap Growth Equity Portfolio, a series of                 6,000                      6,000
Delaware Pooled Trust (4)(12)


                                        11


Zeke L.P.(5)(12)                                                250,000                    250,000
Chilton New Era Partners, L.P.(6)(12)                           458,424                    458,424
Chilton Opportunity International, L.P. (7)(12)                 10,618                     10,618
Chilton Opportunity Trust, L.P. (7)(12)                         22,594                     22,954
Chilton International, L.P. (7)(12)                             217,201                    217,201
Chilton QP Investment Partners, L.P. (7)(12)                    135,520                    135,520
Chilton Investment Partners, L.P. (7)(12)                       63,707                     63,707
Chilton New Era International, L.P. (6)(12)                     341,576                    341,576
Fayez Sarofim (12)                                              327,778                    277,778
IDT Venture Capital Inc. (8)(12)                                140,000                    140,000
Aviv Nevo(12)                                                   138,889                    138,889
Davidge Capital Company (9)(12)                                  9,573                      9,573
David J. Lundquist Flite Trust (9)(12)                          71,638                     71,638
Robert Carney (12)                                              28,907                     28,907
Allegretto, Ltd. (9)(12)                                        11,006                     11,006
Chris T. Sullivan (12)                                           7,302                      7,302
Marshall Frankel Trust FBO Elizabeth Frankel (9)(12)            20,999                     20,999
Marshall Frankel Trust FBO Rebecca Frankel (9)(12)              20,990                     20,990
Peter Kamanos (12)                                              124,345                    124,345
Citigroup Global Markets as Custodian for Peter                  5,240                      5,240
Gibert IRA (9)(12)
In-Q-Tel, Inc. (10)(13)                                         63,559                     63,559
In-Q-Tel Employee Fund, LLC (11)(13)                            21,185                     21,185
-------------------------------

(1) Assuming all of the shares owned by T. Rowe Price New Horizons Fund, Inc. that are offered by this prospectus are sold in this offering, after completion of this offering it will own approximately 2.07% of our outstanding common stock.

(2) T. Rowe Price Associates, Inc., as investment advisor to these selling stockholders, may also be deemed to be the beneficial owner of the shares held by T. Rowe Price New Horizons Fund, Inc. and New York City Deferred Compensation Plan. Mr. Jack Laporte is the portfolio manager for these two selling stockholders and, in that capacity, exercises voting and investment control over these entities. T. Rowe Price Investment Services, Inc., a registered broker-dealer, is a subsidiary of T. Rowe Price Associates Inc. These selling stockholders have confirmed that they acquired the shares covered by this prospectus in the ordinary course of business and that, at the time of acquisition, they did not have any plans to dispose of such shares.


                                        12


(3) Eric Semler, as sole stockholder of the applicable investment advisor or general partner of these selling stockholders may be deemed to exercise voting and investment control over these selling stockholders and, therefore, may be deemed to beneficially own the shares held by such entities.

(4) Lincoln National Corporation, through its subsidiaries, directly or indirectly owns and controls these selling stockholders, as well as the following registered broker-dealers: Lincoln National Life Insurance Company, Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., Annuitynet Insurance Agency, Inc. and Delaware Distributors. These selling stockholders have confirmed that they acquired the shares covered by this prospectus in the ordinary course of business and that, at the time of acquisition, they did not have any plans to dispose of such shares.

(5) Edward N. Antoian may be deemed to exercise voting and investment control over these selling stockholders and, therefore, may be deemed to beneficially own the shares held by such entity.

(6) Mr. Mike Cahill is the Portfolio Manager of these two selling stockholders and, in that capacity, exercises investment control over these entities.

(7) Mr. Richard L. Chilton is the Portfolio Manager of these two selling stockholders and, in that capacity, exercises investment control over these entities.

(8) Mr. Ira Greenstein, the President of this selling stockholder and, in that capacity, exercises voting and investment control over this entity.

(9) Husic Capital Management, in its capacity as an investment adviser to these selling stockholders, has direct voting and investment control over the shares of us held by such selling stockholders. Mr. Frank J. Husic, has indirect voting and investment control over those shares by virtue of his position as the sole shareholder of Frank J. Husic and Co., the general partner of Husic Capital Management.

(10) Mr. Gilman Louie, the Chief Executive Officer of this selling stockholder and Mr. Michael D. Griffin, Chief Operating Officer of this selling stockholder, in those capacities, exercise voting and investment control over this entity. On March 11, 2003, we entered into a development agreement with this selling stockholder. We completed our obligations to deliver products under this development agreement in September of 2003, and we currently provide monthly progress reports concerning these products to this selling stockholder.

(11) Mr. Gilman Louie, Mr. Howard Cox, Mr. Lee Ault and Mr. Michael D. Griffin, as the members of the management committee of this selling stockholder, in those capacities, exercise voting and investment control over this entity.

(12) Each of these selling stockholders entered into a subscription agreement with us on July 29, 2003 or July 30, 2003 whereby they purchased shares of our common stock in a private placement. In each of these subscription agreements, we agreed to register the shares purchased by the selling stockholders in that private placement as soon as practicable following the date of the subscription agreement. A form of the subscription agreement was attached as Exhibit 10.1 to our Form S-3 filed on December 17, 2003.

(13) On March 11, 2003, we issued warrants to purchase an aggregate of 137,711 shares of common stock to In-Q-Tel, Inc. in connection with a development agreement between In-Q-Tel, Inc. and us. In-Q-Tel Inc. subsequently transferred 34,427 of those warrants to its affiliate, In-Q-Tel Employee Fund LLC. In each of these warrants, we granted the holders of the warrant the right to include the shares underlying the warrant in any registration statement which we file with the SEC. On February 5, 2004, In-Q-Tel and the In-Q-Tel Employee Fund effected a cashless exercise of these warrants and received 63,559 and 21,185 shares of common stock, respectively.

                              Plan of Distribution

We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates, members and limited or general partners, all of which are referred to as a group below as transferees, or certain counterparties to derivative transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

On March 11, 2003, we issued warrants to purchase an aggregate of 137,711 shares of common stock to In-Q-Tel, Inc. in connection with a development agreement between In-Q-Tel and us; we issued these warrants pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. In-Q-Tel subsequently transferred 34,427 of those warrants to its affiliate, In-Q-Tel Employee Fund LLC. On February 5, 2004, In-Q-Tel and the In-Q-Tel Employee Fund effected a cashless exercise of these warrants and received 63,559 and 21,185 shares of common stock, respectively.

An aggregate of 4,714,111 shares of common stock were originally issued to and purchased by the selling stockholders at a price of $3.60 per share in a private placement which closed on July 29 and 30, 2003. We issued and sold all of these shares of common stock pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. We also paid Allen & Company LLC a fee as compensation for services as a financial advisor to us.

Shares of common stock may be sold by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq National Market or on any other market on which our common stock may from time to time be trading or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept, in whole or in part, any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. None of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholders.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. In addition, the selling stockholders may enter into short sales in compliance with applicable law, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered hereby may be used to cover such short sales.. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery of the shares to the broker-dealer or other financial institutions, who may then resell or otherwise transfer the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

The selling stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. In addition, the selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M under the Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Commencing on March 11, 2004, the shares of common stock held by In-Q-Tel and the In-Q-Tel Employee Fund covered by this prospectus qualified for resale pursuant to Rule 144 under the Securities Act and such shares may be sold under Rule 144 rather than under the terms of this prospectus. Commencing on July 29, 2004, some of the shares of common stock covered by this prospectus may qualify for resale pursuant to Rule 144 under the Securities Act and such shares may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend this prospectus to disclose other material arrangements regarding the plan of distribution.


                                  LEGAL MATTERS

For the purpose of this offering, Heller Ehrman White & McAuliffe LLP, New York, New York is giving an opinion of the validity of the issuance of the securities offered in this prospectus.


                                     EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended January 31, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

     Securities and Exchange Commission registration fee.......... $ 1,453
     Legal fees and expenses...................................... $10,000
     Accountants' fees and expenses............................... $10,000
     Miscellaneous                                                 $ 3,547
                                                                     -----
     Total........................................................ $25,000


The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.


Certificate of Incorporation and Bylaws. The Registrant's Bylaws provide, pursuant to Section 145 of the GCL, for indemnification of officers, directors, employees and agents of the Registrant and persons serving at the request of the Registrant in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Registrant or such other business organizations. Additionally, the Bylaws provide for such indemnification to continue as to such persons even after they have ceased holding their position with the Registrant.

ITEM 16.  EXHIBITS


 Exhibit
 Number                   Description of Document
 -------   --------------------------------------------------------------------
 5.1       Opinion of Heller Ehrman White & McAuliffe LLP*
10.1       Form of Subscription Agreement dated July 23, 2003*
23.1       Consent of Heller Ehrman White & McAuliffe LLP  (Included with 5.1)*
23.2       Consent of Ernst & Young LLP
24.1       Power of Attorney (Included with signature page)*
 ------------------

         * Included in our Form S-3 filed on December 17, 2003 and incorporated herein by reference.



ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that: (1) for purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and
(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Vienna, Commonwealth of Virginia, this 10th day of May, 2004.

                                 CONVERA CORPORATION


                                 By: /s/ Patrick C. Condo
                             -------------------------------------------------
                                      Patrick C. Condo
                                      President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.


Signature                                Title                                     Date

/s/ Patrick C. Condo                     President, Chief Executive Officer,         May 10, 2004
-----------------------------             and Director                          -----------------
   Patrick C. Condo                      (Principal Executive Officer)

/s/ John Polchin                          Chief Financial Officer                    May 10, 2004
-----------------------------            (Principal Financial and Accounting    -----------------
   John Polchin                           Officer)

/s/ Ronald J. Whittier                   Chairman of the Board                       May 6, 2004
-----------------------------                                                   ----------------
   Ronald J. Whittier

/s/ Herbert A. Allen                     Director                                    May 6, 2004
-----------------------------                                                   ----------------
   Herbert A. Allen

/s/ Herbert A. Allen, III                Director                                    May 6, 2004
-----------------------------                                                   ----------------
   Herbert A. Allen, III

/s/ Stephen D. Greenberg                 Director                                    May 5, 2004
-----------------------------                                                   ----------------
   Stephen D. Greenberg

/s/ Eli S. Jacobs                        Director                                    May 4, 2004
-----------------------------                                                   ----------------
   Eli S. Jacobs

  Donald R. Keough                       Director                                    May 4, 2004
-----------------------------                                                   ----------------
   Donald R. Keough                      Director


-----------------------------                                                   --------------- -
   William S. Reed

/s/ Carl J. Rickertsen                   Director                                     May 4, 2004
-----------------------------                                                    ----------------
   Carl J. Rickertsen

 /s/ Jeffrey S. White                    Director                                     May 9, 2004
-----------------------------                                                    ----------------
   Jeffrey White


                                      II-4

                                  Exhibit Index




 Exhibit
 Number    Description of Document
 -------- ---------------------------------------------------------------------
 5.1      Opinion of Heller Ehrman White & McAuliffe LLP*
 10.1     Form of Subscription Agreement dated July 23, 2003*
 23.1     Consent of Heller Ehrman White & McAuliffe LLP (Included with 5.1) *
 23.2     Consent of Ernst & Young LLP
 24.1     Power of Attorney (Included with signature page)*
         ------------------

         * Included in our Form S-3 filed on December 17, 2003 and incorporated herein by reference.